EXHIBIT 10.21

PRODUCT, SOFTWARE & SERVICES LICENSE AGREEMENT

Between

New Orbit Technologies, S.A.P.I. de C.V.

and

TPT Global Tech, Inc.

Dated

April 17, 2017

PRODUCT, SOFTWARE & SERVICES LICENSE AGREEMENT

This Agreement is entered into as of this 17 day of April, 2017 (the "**Effective Date**"), between New Orbit Technologies, S.A.P.I. de C.V., a Mexican corporation, ("**New Orbit**" or "**Licensee**"), having its domicile for purposes of this Agreement in Paseo de los Tamarindos No 400B, Piso 22, Col. Bosques de las Lomas, C.P. 05120, Mexico City, Mexico and TPT Global Tech, Inc., a U.S. corporation, having its principal place of business in 501 W Broadway, Suite 800, San Diego CA 92101, U.S.A. ("**TPT**").

IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS HEREIN CONTAINED AND OTHER GOOD AND VALUABLE CONSIDERATION, NEW ORBIT AND TPT (TOGETHER THE "**PARTIES**" AND EACH A "**PARTY**") HEREBY AGREE AS FOLLOWS:

SECTION 1. INTERPRETATION

1.1. In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized terms and expressions will have the following meanings:

"**Affiliate**" means, with respect to any entity, any other entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such entity or one or more of the other Affiliates of that entity (or a combination thereof). For purposes of this definition, an entity shall control another entity if the first entity (i) owns, beneficially or of record, more than fifty percent (50%) of the voting securities of the other entity, or (ii) has the ability to elect a majority of the directors of the other entity. New Orbit shall provide advance written notice to TPT in the event a New Orbit Affiliate will offer the TPT Licensed Products, Software and Services. In the event it would be necessary for TPT to provide additional development or support services in order to support such additional Affiliates the parties shall follow the Client Change/Enhancement Request Process in terms mutually agreed by the Parties.

"**Deliverables**" means the Licensed Products, Software, Documentation, Services and other items to be provided to New Orbit pursuant to the terms of this Agreement;

"**Documentation**" means all materials, whether in printed form or on other media, including specifications, generally made commercially available by TPT to its customers in order (i) for New Orbit to train its sales force and end users of the Licensed Products, Software and Services to use the same in accordance with its Documentation, and (iii) for New Orbit to train its sales force and end user of the Licensed Products, Software and Services to understand its functions and features and to be able to properly use the Licensed Products, Software and Services;

"**Intellectual Property Right**" means any right that is or may be granted or recognized under any U.S., Mexican or other foreign laws regarding patents, copyrights, neighboring

rights, moral rights, trade-marks, trade names, service marks, industrial designs, trade secret, know-how, confidential information, mask work, integrated circuit topography, privacy, publicity, celebrity and personality rights and any other common or civil law or regulation principle regarding intellectual and industrial property, whether registered or unregistered, and including rights in any application for any of the foregoing;

"**Licensed Products, Software and Services**" means the TPT products, software and services identified in Schedules to be incorporated to this Agreement and identified by consecutive numbers, including any modification to the same that may be provided to New Orbit in accordance herewith or with any subsequent agreement then in force between New Orbit and TPT;

1.2 Schedules attached hereto are incorporated to this Agreement by reference and are deemed to be part of this Agreement. In the event of any conflict or inconsistency between the terms of the main body of this Agreement and any Schedule, the terms of the main body of this Agreement shall prevail, unless otherwise expressly indicated within a Schedule.

SECTION 2. LICENSE

2.1 TPT hereby grants to New Orbit and any present or future Affiliate of New Orbit (collectively, "**Licensee**"), on whose behalf New Orbit accepts, a fully paid-up, royalty-free, non-transferable (except as set forth in Section 11.1 hereof) license, for the effective Term and any Renewal Terms set out in the corresponding Schedules, authorizing Licensee and its authorized contractors and agents, through their directors, officers and employees, to use the Licensed Products, Software and Services and the Documentation within Mexico and Latin America. Licensee shall not have the right under this Agreement (i) save as otherwise expressly provided hereunder, to copy, in whole or in part, any Licensed Products and Software except for back-up or archival purposes, or (ii) to reverse engineer, decompile, disassemble, re-engineer or otherwise create or permit, allow, or assist others to create the Products, Services or the source code of the Licensed Products and Software. All right, title and interest in and to the Licensed Products, Software and Services and Documentation, other than those rights expressly granted to Licensee, shall remain vested in TPT and may constitute the copyrighted and/or patented property of TPT, and constitutes the proprietary trade secret information of TPT. All appropriate copyright and other proprietary notices and legends placed on the Licensed Products, Software, Services or Documentation provided by TPT shall not be removed by Licensee from the Licensed Software, Products, Services or Documentation.

2.2 TPT hereby grants Licensee, a non-exclusive, paid-up, royalty-free and non-transferable right and license to use TPT trademarks or service marks (as identified in the corresponding Schedule) as part of slogans and promotional material in connection with the promotion and marketing of the Licensed Products, Software and Services during the effective Term and any Renewal Terms of each Schedule. Licensee agrees to use such trademarks or service marks pursuant to TPT's policies and quality control requirements regarding their use, which may be amended from time to time. TPT reserves the right to

modify its marks or substitute alternative marks at any time upon thirty (30) days written notice; provided, that New Orbit shall not be required to incur any expense to re-mark or otherwise modify sales or marketing collateral to adopt such modified, substituted or alternative marks but shall implement such marks in a commercially reasonable manner consistent with the depletion of then existing inventory and sales and marketing collateral.

2.3 New Orbit shall not, by any means whatsoever (including but not limited to manual, mechanical or electrical means), reverse engineer, decompile, disassemble or derive source code from the Software, or attempt to do any of the foregoing.

SECTION 3. DELIVERY

3.1. TPT shall provide New Orbit, at the date and in the manner set forth in each Schedule, with the number of (i) the Licensed Products, Software and Services and (ii) the Documentation for the Licensed Products, Software and Services in printed form or on machine readable medium acceptable to New Orbit.

SECTION 4. SERVICES

4.1. TPT shall provide to New Orbit, as applicable, training, installation, maintenance and/or support services for the Licensed Products, Software and Services in accordance with the terms and conditions of the attached in each Schedule. Any maintenance and support services shall commence upon the Effective Date hereof and be for the effective Term and any Renewal Terms set forth in each Schedule.

SECTION 5. PAYMENT

5.1. In consideration of the complete and faithful fulfillment of the TPT's obligations, New Orbit agrees to pay the TPT the fees set forth in each Schedule (the "**Fees**"), or as otherwise mutually agreed to in writing. The Fees shall be firm for the duration of the Agreement. Unless otherwise specified in the corresponding Schedule, all amounts referred to in this Agreement are in U.S. dollars and will be payable in U.S. dollars. Taxes (including but not limited to sales, retail, use, goods and services, harmonized, value added, excise and similar taxes, other than taxes in the nature of a tax on income or capital), where applicable, shall be paid by New Orbit in addition to the Fees. TPT shall provide New Orbit with an invoice, in accordance with New Orbit's requirements and as set forth in each Schedule. New Orbit agrees to pay each correct and undisputed invoice within thirty (30) days of the Due Date set forth in each Schedule.

SECTION 6. INDEMNITIES

6.1. TPT shall indemnify, defend and hold Licensee and its directors, officers and employees (**"Indemnified Persons"**) harmless from and against any claims, actions, or demands alleging that the Licensed Products, Software and Services or their use by Indemnified Persons directly infringes or misappropriates any patent, trademark, copyright, or trade secret right of any third party, provided that Indemnified Persons promptly notify TPT of any such claim, allows TPT to control the defense and provides reasonable information and assistance to TPT (at TPT's expense) in the defense of the claim. Licensee shall permit TPT to modify any affected Licensed Products, Software and Services to avoid infringement, or to procure for Licensee the right to continue to use such Licensed Products, Software and Services. TPT shall have no obligation with respect to claims, actions, or demands to the extent that they are based upon: (i) the combination of Licensed Products, Software and Services with any services or items not supplied by TPT, to the extent the a claim would have been avoided but for such combination, (ii) a breach of this Agreement including an improper modification or change to the Licensed Products, Software and Services by Licensee, to the extent the a claim would have been avoided but for such breach, (iii) any failure by Licensee to implement modifications or replacements made by TPT to address any alleged infringement, to the extent the a claim would have been avoided but for such failure, or (iv) any intellectual property right in which Licensee has a proprietary interest.

SECTION 7. WARRANTY

7.1 TPT warrants to Licensee that during the term of this Agreement the Licensed Products, Software and Services provided by TPT shall conform to and perform the functions set forth in this Agreement and each Schedule. Specifically, without limiting the foregoing, TPT shall be responsible for any New Orbit or authorized end user fines or penalties that result from a failure of the Licensed Products, Software and Services to conform to and perform such functions. This warranty shall not apply and TPT shall have no obligation to the extent that any deficiency of failure of the Licensed Products, Software and Services is caused by (i) improper use, operation or modification of the Licensed Products, Software and Services by Licensee or any end user, (ii) the inaccuracy or insufficiency of any information or instructions provided by Licensee or end users, or (iii) failure or malfunction of any electronic, technology or telecommunications resources not under TPT's sole control, including, but not limited to, public telecommunications networks and the Internet.

7.2 Except as expressly set forth herein, TPT makes no warranties regarding the Licensed Products, Software and Services to be provided hereunder, or the results to be achieved or expected therefrom.

SECTION 8. LIMITATION OF LIABILITY

8.1 NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, EXCEPT FOR (I) THE PARTIES' INDEMNIFICATION OBLIGATIONS HEREUNDER RELATING TO CLAIMS BY THIRD PARTIES (II) A PARTY'S BREACH OF CONFIDENTIALITY & USE OBLIGATIONS, (III) A PARTY'S BREACH OF THE INTELLECTUAL PROPERTY OBLIGATIONS, (IV) BODILY INJURY OR DEATH OF ANY PERSON, OR (V) DAMAGE TO REAL OR TANGIBLE PERSONAL PROPERTY TO THE EXTENT CAUSED BY THE NEGLIGENT OR WILLFUL ACTS OR OMISSIONS OF A PARTY, ITS PERSONNEL OR AGENTS IN THE PERFORMANCE OF THIS AGREEMENT, FOR WHICH THERE SHALL BE NO LIMIT ON A PARTIES' LIABILITY.

8.1.1 NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING; AND .

8.1.2 NEITHER PARTY'S LIABILITY ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT SHALL EXCEED THE AMOUNT PAID BY NEW ORBIT TO TPT HEREUNDER FOR THE TPT LICENSED PRODUCTS, SOFTWARE AND SERVICES DURING THE PRIOR TWELVE MONTH PERIOD.

SECTION 9. CONFIDENTIALITY AND PUBLICITY

9.1 Each Party agrees that any information which is either confidential or proprietary in nature including, but not limited to, the existence and content of this Agreement and any and all information relating to a Party's technical, financial, business, marketing, operations, methodologies, or client information, including without limitation Intellectual Property Rights, disclosed by or on behalf of a Party (**"Disclosing Party"**) to the other Party (**"Receiving Party"**) in connection with the performance of this Agreement is confidential (**"Confidential Information"**) and therefore Receiving Party agrees that it shall not use the Confidential Information of Disclosing Party for any purpose other than for the purpose of performing its obligations and exercising its rights under this Agreement, or reproduce or disclose, in whole or in part, the Confidential Information of Disclosing Party to any third party, except to its officers, directors, employees and any approved subcontractors who need to know the Confidential Information and who are obligated to treat the Confidential Information in accordance with the provisions of this Section. Receiving Party agrees that it shall safeguard the Confidential Information of Disclosing Party from disclosure in accordance with this Agreement, using at least the same degree of care used to protect its own confidential information but in no case less than a reasonable standard of care. In the event that Receiving Party becomes compelled by law or order of court or administrative body to disclose any Disclosing Party's Confidential Information, Receiving Party shall be entitled to disclose such Confidential Information, *provided* that (i) Receiving Party provides Disclosing Party with prompt

prior written notice of such requirements to allow Disclosing Party to take any necessary action to safeguard the Confidential Information; and (ii)unless otherwise agreed upon in writing by the Disclosing Party, Receiving Party shall furnish only that portion of Disclosing Party's Confidential Information which is legally required and shall exercise its best efforts to obtain assurances that Confidential Information will be treated in confidence.

9.2 Notwithstanding anything to the contrary herein, the following will not constitute "**Confidential Information**" for the purposes of this Agreement: (i) information that Receiving Party can show, by documented and competent evidence, was known by it prior to the disclosure thereof to it or independently developed by it without using the Confidential Information; (ii) information that is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by Receiving Party in breach of this Agreement; (iii) information that is or becomes available to Receiving Party on a non-confidential basis from a source other than Disclosing Party, provided that such source is not subject to any prohibition against transmitting the information to Receiving Party; or (iv) information for which Disclosing Party has authorized in writing the relevant disclosure.

SECTION 10. TERMINATION

10.1 Subject to section 10.1, either Party may terminate this Agreement only in the following situations:

10.1.1 immediately upon written notice to the other Party, if (i) the other Party is subject to proceedings in bankruptcy or insolvency, voluntarily or involuntarily, (ii) a receiver is appointed in respect of the other Party's assets, or (iii) the other Party assigns its property to its creditors or if the other Party becomes unable to pay its debts as they become due; or

10.1.2 in the event of material breach by the other Party of its obligations, representations or warranties hereunder, and provided that the breach is not cured within thirty (30) days of notification thereof.

10.2 Save as otherwise provided above, the right to terminate this Agreement is without prejudice to, and shall not affect any other rights and remedies available to the Parties.

SECTION 11. GENERAL PROVISIONS

11.1 This Agreement may not be assigned by either Party in whole or in part, without the other Party's prior written consent, which shall not be unreasonably withheld. Assignment shall not relieve the TPT or New Orbit of its obligations hereunder. In the event that either Party is sold or merged, such business shall be entitled to all benefits of this Agreement to the extent previously entitled, provided that such entity assumes all of the obligations under this Agreement.

11.2 TPT is an independent contractor of New Orbit. This Agreement shall not be construed to and does not create a relationship of agency, partnership, employment or joint venture. Neither Party shall not have the authority to bind the other Party without the other Party's prior written consent. Sections 5, 6, 7, 8, and 9 shall survive the expiration or termination of this Agreement, regardless of the reasons for its expiration or termination, in addition to any other provision which by law or by their nature shall also survive. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding those provisions relating to conflicts of laws and excluding the United Nations Convention on Contracts for the International Sale of Goods, if applicable. The exclusive jurisdiction for any legal proceeding regarding this Agreement shall be in the state or federal courts located in the State of California and each party hereto expressly submits to the jurisdiction of said courts and hereby waives any objection to the venue in such courts.

If any provision of this Agreement, or portion thereof, is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or portion thereof shall be severed from this Agreement without affecting the validity, legality or enforceability of the remaining provisions. A waiver of any provision of this Agreement shall only be valid if provided in writing and shall only be applicable to the specific incident and occurrence so waived. The failure by either Party to insist upon the strict performance of this Agreement, or to exercise any term hereof, shall not act as a waiver of any right, promise or term, which shall continue in full force and effect. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall replace all prior promises or understandings, oral or written. Any representation, warranty or condition, written or otherwise, not expressly contained in this Agreement or in an authorized written amendment thereto shall not be enforceable by either Party. No provision of this Agreement may be amended or waived except by written agreement of the Parties.

SECTION 12. NO SOLICITATION

During the term of this Agreement, and for a period of one year immediately following the termination of this Agreement, neither Party shall, directly or indirectly, make an offer of employment to any officer, partner, employee, agent or consultant of the other party who was involved in the support or perform of this Agreement or the parties relationship without the prior written consent of the other Party.

SECTION 13. NO THIRD PARTY BENEFICIARY

Except as specifically set forth in this Agreement, this Agreement is not intended to create and does not create any rights in or benefits to any third party.

IN WITNESS WHEREOF, the Parties hereto have caused their authorized representatives to execute this Agreement intending it to take effect as of the date and year first written above.

TPT GLOBAL TECH, INC.

By: ______________________________

Name: Stephen J. Thomas, III

Title: CEO

NEW ORBIT TECHNOLOGIES, S.A.P.I. DE C.V.

By: ______________________________

Name: Mario Piana Yáñez

Title: Attorney-in-Fact

Schedule 1

1. **Lion Phone®** - 3D cellphone equipment and associated TPT's proprietary Intellectual Property Rights.

Schedule 2

1. **Viewme Live®** - Global Mobile TV and Social Media platform and associated TPT's Intellectual Property Rights.

Schedule 1

1. New Orbit Technologies, S.A.P.I. de C.V. and TPT Global Tech, Inc. hereby agree that this Schedule to the Product, Software & Services License Agreement entered into on April 17, 2017, shall apply to all Licensed Products, Software and Services (as this term is defined in Section 1) therein, including but not limited to: (i) Lion Phone® - 3D cellphone equipment and associated TPT's proprietary Intellectual Property Rights; and (ii) Viewme Live® - Global Mobile TV and Social Media platform and associated TPT's Intellectual Property Rights.

2. The Fees to be paid by New Orbit Technologies, S.A.P.I. de C.V. to TPT Global Tech, Inc. in consideration of all product licensing and services rendered by TPT Global Tech, Inc. in favor of New Orbit Technologies, S.A.P.I. de C.V. under this Product, Software & Services License Agreement, will be calculated as follows:

New Orbit Technologies, S.A.P.I. de C.V. and TPT Global Tech, Inc. shall distribute on a 50%-50% (fifty percent-fifty percent) basis all net income generated by New Orbit Technologies, S.A.P.I. de C.V. from sales of TPT's licensed products and services.

Payment Terms: The amounts of any payments related to this Product, Software & Services License Agreement shall be calculated by New Orbit Technologies, S.A.P.I. de C.V. and paid as set forth in Section 5. All payments to TPT Global Tech, Inc. shall be made to the bank account designated in writing by TPT Global Tech, Inc. TPT Global Tech, Inc. shall issue the corresponding invoice or receipt as may be required by the competent tax authorities, as a condition to receive any distribution hereunder.

TPT GLOBAL TECH, INC.

By: ______________________________
Name: Stephen J. Thomas, III
Title: CEO

NEW ORBIT TECHNOLOGIES, S.A.P.I. DE C.V.

By: ______________________________
Name: Mario Piana Yáñez
Title: Attorney-in-Fact